SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2026

AIR INDUSTRIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of Incorporation	Commission File Number	IRS Employer I.D. Number

1460 Fifth Avenue, Bay Shore, New York 11706

(Address of Principal Executive Offices)

Registrant’s telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AIRI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On November 10, 2026, Air Industries Group (“AIR”), announced a reverse stock split (the “Reverse Stock Split”) of its authorized, issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of 1-for-5. AIR anticipates that the Reverse Stock Split will be effective at 12:01 a.m., Eastern Time, on November 20, 2026 and that its common stock will begin trading on a split-adjusted basis when the market opens on November 20, 2026. A copy of the press release is filed herewith as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Split

AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIR (“Merger Sub”), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026 (as amended by the Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026, the “Merger Agreement”). Under Section 341 of the NYSE American Company Guide, if a listed issuer engages in a reverse merger, it will be eligible for continued listing on the NYSE American only if the post-transaction entity meets the standards for initial listing. Companies listed on the NYSE American are subject to initial listing standards that require, among other things, a minimum share price of $4.00 per share under Section 101 of the NYSE American Company Guide. As of July 2, 2026, the trading price of AIR’s common stock on the NYSE American was less than $4.00 per share. As a result, AIR agreed that prior to the closing but, assuming the authorized shares proposal provided for in the Merger Agreement is approved at the special meeting of stockholders to be held on November 18, 2026, after the related amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million becomes effective, AIR will file a certificate of change with the Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR common stock at a ratio of one (1) post-split share of AIR common stock for every five (5) pre-split shares of AIR common stock, while simultaneously reducing the number of then authorized shares of AIR common stock under the articles of incorporation of AIR by a corresponding factor, from 200 million to 40 million, with any fractional share of AIR common stock otherwise resulting from the split rounded up to the nearest whole share. Pursuant to NRS 78.207, the AIR Board has the authority to effect such a reverse stock split without stockholder approval. As a result of the reverse stock split, no fractional shares will be issued and any AIR stockholder otherwise entitled to a fractional share will be rounded up to the nearest whole share.

Treatment of Fractional Shares

As a result of the Reverse Stock Split, each five (5) pre-split shares of common stock outstanding will automatically combine into one (1) new share of common stock without any action on the part of the holders, and the number of outstanding shares common stock will be reduced from 4,856,181 shares to 971,237 shares (subject to rounding of fractional shares) prior to the issuance of any shares pursuant to the Merger Agreement.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by 5, will, in lieu of a fractional share, be entitled to have the number of shares rounded up to the nearest whole share. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Trading Symbol; New CUSIP

After the Reverse Stock Split, the trading symbol for the Company’s common stock will continue to be “AIRI.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 00912N 502.

Item 7.01 Regulation FD Disclosure.

On November 10, 2026, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Text of press release dated November 10, 2026, issued by Air Industries Group.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2026

AIR INDUSTRIES GROUP

By:	/s/ Scott Glassman
Scott Glassman
Acting Chief Executive Officer
And President

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